FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
March 11, 2010	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy Schedules 2009 Financial and Operating Results Conference Call on March 16, 2010

Salt Lake City, March 11, 2010 – FX Energy, Inc. (NASDAQ: FXEN) announced today that a conference call to discuss the Company’s fourth quarter 2009 financial and operating results will be held at 4:30 p.m. Eastern on Tuesday March 16, 2010.  The call will be hosted by David Pierce, FX Energy’s President and CEO.  The call will also include a discussion of the Company’s current operations.  Financial and operating results will be released on March 16, 2010, prior to the call.

Conference call information is as follows:

Dial-In-Number:  866-454-4205
International:  913-312-0833
Passcode:  7428413
Request: FX Energy, Inc. Conference Call

The call will also be webcast live and interested parties may access the webcast through FX Energy’s homepage at www.fxenergy.com.  A rebroadcast will also be available through the Company’s website.

For those that are unable to participate in the live call, a rebroadcast will be available for two weeks beginning two hours after the completion of the call.

Replay Number: 888-203-1112
Replay International: 719-457-0820
Passcode: 7428413

About FX Energy

FX Energy is an independent oil and gas exploration and production company with production in the US and Poland.  The Company’s main exploration activity is focused on Poland’s Permian Basin where the gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England.  The Company trades on the NASDAQ Global Market under the symbol FXEN.  Website www.fxenergy.com.

______________________________

FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements.  Forward-looking statements are not guarantees.  For example, exploration, drilling, development, construction or other projects or operations may be subject to the successful completion of technical work; environmental, governmental or partner approvals; equipment availability, or other things that are or may be beyond the control of the Company.  Operations that are anticipated, planned or scheduled may be changed, delayed, take longer than expected, fail to accomplish intended results, or not take place at all.  Actual production over time may be more or less than estimates of reserves, including proved and P50 or other reserve measures.

In carrying out exploration it is necessary to identify and evaluate risks and potential rewards.  This identification and evaluation is informed by science but remains inherently uncertain.  Subsurface features that appear to be possible traps may not exist at all, may be smaller than interpreted, may not contain hydrocarbons, may not contain the quantity or quality estimated, or may have reservoir conditions that do not allow adequate recovery to render a discovery commercial or profitable.  Forward-looking statements about the size, potential or likelihood of discovery with respect to exploration targets are certainly not guarantees of discovery or of the actual presence or recoverability of hydrocarbons, or of the ability to produce in commercial or profitable quantities.  Estimates of potential typically do not take into account all the risks of drilling and completion nor do they take into account the fact that hydrocarbon volumes are never 100% recoverable.  Such estimates are part of the complex process of trying to measure and evaluate risk and reward in an uncertain industry.

Forward-looking statements are subject to risks and uncertainties outside FX Energy’s control.  Actual events or results may differ materially from the forward-looking statements.  For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy’s SEC reports or visit FX Energy’s website at www.fxenergy.com.